EXHIBIT 10.32.5

REPRESENTATIONS AND WARRANTIES AGREEMENT
DOCUMENT RW-06272012

These Representations and Warranties apply to all transaction documents related to the Securities Purchase Agreement Document SPA-06272012 (the “Agreement”) dated as of June 27, 2012, between Seven Arts Entertainment Inc., a Nevada corporation (the “Company”) and JMJ Financial (the “Purchaser”).  All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Agreement.

The Company represents and warrants to the Purchaser, as of the date of the Agreement (unless otherwise stated), as follows:

1) Authorized Capital Stock.  As of June 27, 2012, the Company has 250,000,000 authorized shares of common stock and 130,694,110 shares of common stock issued and outstanding.  The Company has 350,000 warrants outstanding and 800,000 stock options outstanding.  The Company has reserved for other parties from its authorized shares of common stock:  350,000 shares for warrants and 800,000 shares for employee stock options.  As set forth above, the total number of authorized shares reserved for other parties is 1,150,000, there are 130,694,110 shares issued and outstanding, and there are therefore 118,155,890 authorized shares that are available for issuance or reservation, and the Company will reserve a sufficient number of shares for Purchaser as set forth in Section 3.2 of the Agreement.  Except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security (other than the Note and the Warrant) issued by the Company (or in any agreement providing rights to security holders).  The issuance and sale of the Note and the Warrant pursuant to the Agreement will not give rise to any preemptive rights or rights of first refusal, co-sale rights or any other similar rights on behalf of any person or result in the triggering of any anti-dilution or other similar rights.

2) No Conflicts. The execution, delivery and performance by the Company of the Agreement, the Note, and the Warrant, the issuance and sale of the Securities, and the consummation by the Company of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any of its subsidiaries’ certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or subsidiary debt or otherwise) or other understanding to which the Company or any of its subsidiaries is a party or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected.

3) No Inconsistent Agreements.  Neither the Company nor any of its subsidiaries has entered into, as of the date hereof, nor shall the Company or any of its subsidiaries, on or after the date of the Agreement, enter into any agreement with respect to its securities that would have the effect of impairing the rights granted to the Purchaser in the Agreement, the Note, or the Warrant or that otherwise conflicts with the provisions of the Agreement, the Note, or the Warrant.

4) DWAC/DTC.  The Company is currently able to electronically transfer shares via DWAC/FAST electronic transfer system.  The shares of common stock of the Company are DTC eligible.

5) Transfer Agent.  The Company’s transfer agent is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, Julie@interwesttc.com, 801-272-9294 ext. 30, attn.:  Julie Felix.  The Company will not issue stop transfer instructions to the transfer agent regarding any shares of common stock of the Company issued to the Purchaser.

6) Registration Rights.  No party has any right to cause the Company to effect a registration under the Securities Act of 1933, as amended, of any securities of the Company or any of its subsidiaries.

7) Piggyback Registrations Rights; Prohibition on Filing Other Registration Statements.  The Company shall include on the next registration statement the Company files with SEC (or on the subsequent registration statement if such registration statement is withdrawn) the Origination Shares and all shares issuable upon exercise of the Warrant (the “Warrant Shares”), including the Registration Statement on Form S-3, which the Company intends to file within four weeks of the date hereof (subject to underwriters cutbacks outside of the Company’s control).  The Company shall not file any other registration statement that does not include the Origination Shares and the Warrant Shares until all Origination Shares and Warrant Shares are registered pursuant to a registration statement that is declared effective, provided that this Section 7 shall not prohibit the Company from filing amendments to registration statements filed prior to the date of the Agreement.  Failure to comply with the terms of this paragraph will result in liquidated damages of $100,000 being immediately due and payable to the Holder in the form of cash payment.

8) Nasdaq.  The Securities are being offering pursuant to stockholder approval authorizing the board of directors of the Company to issue up to 25 million shares of Common Stock at the Company’s annual stockholder meeting held on March 27, 2012 and as described in the Company’s definitive proxy statement on Schedule 14A (Amended) filed with the U.S. Securities and Exchange Commission on March 14, 2012.  As such, the sale and issuance of the Securities comply with, in all respects, NASDAQ Rule 4350(i).

9) SEC Documents.  The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC for the last two years pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “SEC Documents”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents.  As of their respective filing dates, the SEC Documents, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

10) No Material Change. Since the date of the last Form 10-Q filed by the Company with the SEC on May 21, 2012, (i) neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations, indirect, or contingent, or entered into any material verbal or written agreement or other transaction which is not in the ordinary course of business or which could reasonably be expected to result in a material reduction in the future earnings of the Company; (ii) neither the Company nor any of its subsidiaries has altered its method of accounting; (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its respective businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (iv) the Company has not paid or declared any dividends or other distributions with respect to its capital stock; (v) there has not been any change in the capital stock of the Company, other than the sale of the Securities under the Agreement and shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the Company’s Board of Directors, or indebtedness material to the Company (other than in the ordinary course of business); and (vi) there has not been any material adverse change in the condition (financial or otherwise), assets, properties, business, prospects or results of operations of the Company.  The Company does not have pending before the SEC any request for confidential treatment of information.

11) Transfer Taxes. All stock transfer fees or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Securities or the conversion of the Notes or exercise of the Warrants will be, or, when the liability arises, will have been, fully paid or provided for by the Company and all laws imposing such fees and/or taxes will be or will have been fully complied with.

12) Other Financings.  The Company has not engaged in any financing transaction in which the Company has issued securities, and does not currently have outstanding any securities, with either (i) a conversion price more favorable to the holder than the conversion price set forth in the Note, or (ii) an exercise price more favorable to the holder than the exercise price set forth in the Warrant.

13) Use of proceeds.  The Company shall use the net proceeds from the sale of the Securities hereunder for working capital, capital expenditures, and operating expenses.

14) Litigation.  Except as the disclosed in Exhibit A, there is no action, suit, inquiry, notice of violation, default, proceeding or investigation existing or pending against or affecting the Company, any of its subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”).  Neither the Company nor any of its subsidiaries, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  If the Actions disclosed on Exhibit A were decided against the Company, none of the Actions listed on Exhibit A would have, individually or collectively, a material adverse effect on the condition (financial or otherwise), assets, properties, business, prospects or results of operations of the Company.

15) Law.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any inquiry or investigation by the SEC, any state securities regulator, the U.S. Department of Justice, or any state, Federal or non-US regulatory authority targeted at the Company or any current officer, director, or employee of the Company; and more specifically, neither the Company nor any of its current officers, directors, or employees have received any subpoena or inquiry from any regulatory authority listed within this paragraph targeted at the Company or any current officer, director, or employee.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its subsidiaries under the Exchange Act or the Securities Act.

16) No Bankruptcy.  The Company has no knowledge of any facts or circumstances that lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the effective date of the Agreement.

17) No Reverse Split.  This section intentionally left blank.

18) Conversion and Exercise.  By entering into the Agreement, the Company agrees to take responsibility and accountability for the conversion terms of the Note and the exercise terms of the Warrant, and to honor the conversion and exercise terms as set forth in the Note and the Warrant.

19) Participation in Future Financings.  From the date hereof until the twelve (12) month anniversary of the effective date of the Agreement, upon any issuance by the Company or any of its subsidiaries of any security for cash consideration (a “Subsequent Financing”), the Purchaser shall have the right to participate in the Subsequent Financing in a matching amount up to 100% of the Subsequent Financing on the same terms, conditions and price as provided for in the Subsequent Financing.

20) Terms of Future Financings.  So long as any Note or Warrant is outstanding, upon any issuance by the Company or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Purchaser in the Agreement or the related transaction documents, then the Company shall notify the Purchaser of such additional or more favorable term and such term, at Purchaser’s option, shall become a part of the transaction documents with the Purchaser.  The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion lookback periods, actual conversion price, stock issuance price, private placement stock sale price, interest rates, original issue discounts, and warrant coverage.

21) Subsequent Equity Sales or Agreements.  The Company shall provide the Purchaser, whenever the Purchaser requests at any time while the Note or Warrant is outstanding, a schedule of all issuances of Common Stock or any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (a “Common Stock Equivalent”) since the date of the Agreement, including the applicable issuance price, or applicable reset price, exchange price, conversion price, exercise price and other pricing terms.  The term issuances shall also include all agreements to issue, or prospectively issue Common Stock or Common Stock Equivalents, regardless of whether the issuance contemplated by such agreement is consummated.  The Company shall notify the Purchaser in writing of any issuances within twenty-four (24) hours of such issuance.

*           *           *

COMPANY:

SEVEN ARTS ENTERTAINMENT INC.

By: ____________________________
Peter Hoffman Chief Executive Officer

PURCHASER:
_______________________________
JMJ Financial / Its Principal

[Representations and Warranties Agreement Signature Page]

EXHIBIT A

Litigation

Creditors Liquidation of SAP Plc.
The Company’s listing predecessor Seven Arts Pictures Plc. (“PLC”) was placed by the English Companies Court into compulsory liquidation on November 8, 2011.  The Company’s CEO, Mr. Peter Hoffman, as a director of PLC had sought an administration order but this request was denied by the Courts as a result of inter alia the opposition of Parallel Pictures LLC (“Parallel”).  PLC’s principal creditors have appointed a liquidator for the orderly winding up of its remaining assets not transferred to us pursuant to the Asset Transfer Agreement, effective January 27, 2011.

Mr. Hoffman expects that the liquidator and PLC will pursue its substantial claims against Parallel and its defenses to Parallel’s claims.  Parallel has claimed in the proceedings in England and the United States that the Asset Transfer Agreement between the Company and PLC was ‘fraudulent’ and may seek additional compensation or guarantees from Company.  Management believes that the Asset Transfer Agreement is a valid agreement for value and not subject to attack and that Parallel will not prevail in its claims.  Management believes it has the support of its creditors to resist these claims by Parallel which are disputed by the Company and as a result Parallel will not obtain any relief from the courts on this issue.

Based on discussions with the liquidator, our management believes this liquidation proceeding will have no material effect on the cost, business or market value of common stock.

Further Share Issue to the Company
On June 11, 2010, the Company was incorporated in the State of Nevada as a wholly-owned subsidiary of PLC.  As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to the Company, in exchange for assumption by the Company of certain indebtedness and for one share of common stock of the Company for each ordinary share of PLC, which have been distributed to PLC’s former shareholders.  Additionally, 2,000,000 shares of the Company’s common stock were issued to PLC in order to satisfy any remaining obligations.  There are several outstanding lawsuits which the liquidator of SAP will try to resolve as part of the liquidation proceedings.  Any proceeds from these legal matters will also be used to pay off outstanding obligations within the PLC.  If there is a shortfall in the proceeds to meet the obligations left in PLC. then the Company . may well have to issue more stock to cover this shortfall.

Fireworks Litigation
The Company prevailed in a motion for summary adjudication on February 10, 2011 in an action against CanWest Entertainment and two of its affiliates (“CanWest”) confirming the Company’s ownership of five motion pictures “Rules of Engagement”, “An American Rhapsody,” “Who Is Cletis Tout,” “Onegin,” and “The Believer”, (the “Copyrights”).  The Company has filed an action in England against Content Media Corporation (“Content”) and Paramount Picture Corp. (“Paramount”) to recover the Copyrights and substantial damages for the use of the copyrighted works after their purported acquisition from CanWest.  The Company may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Content.

Arrowhead Target Fund
Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP Inc., a Company previously controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”).  SFF secured the Arrowhead Loan with liens on 12 motion pictures that generated revenues of $820,026 in the fiscal year ended June 30, 2009, $2,739,800 in the fiscal year ended March 31, 2008 and $544,478 in the three month period ended June 30, 2009.  The Company’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan.  The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues. The Company’s subsidiary, SAFE, Ltd. was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon.  Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time.  SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Company with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Company no longer controls the licensing of these motion pictures.  Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, the Company has removed all assets accounts relating to the twelve motion pictures pledged to Arrowhead and has removed the corresponding limited recourse indebtedness from the Company’s consolidated balance sheet at fiscal year ended June 30, 2009, due to the fact that the loan was a limited recourse loan and the Company had no further obligations to Arrowhead beyond the pledged film assets.

Arrowhead filed an action on September 22, 2010, which seeks recovery from the Company of the monies which the Company has retained under its interpretation of the relevant agreements with Arrowhead.  In addition, Arrowhead makes substantial additional claims against the Company, Mr. Hoffman and SAP Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters.  The claims against the Company for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Company had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Company.  On August 9, 2011, the New York Supreme Court granted the Company’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim.

Arrowhead has purported to refile its claim against the Company and the other defendants.  The Company will seek dismissal of these claims on the same grounds.  The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead Capital Partners – AGC Loan
The Company’s predecessor and several affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State purportedly served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan.  The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Company has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan.  As a result Management does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan.  The Company intends to vigorously defend against this action and has filed for summary judgment to dismiss it.

Investigation into Claim for Tax Credits (SAPLA)
The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits including such tax credits to be claimed by an affiliate of the Company, Seven Arts Pictures Louisiana LLC, and has issued subpoenas for discovery of documents in the possession of the Company related to their tax credits.  This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent.  All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. None of these expenses or credits has been included in the Company’s financial statements for any period.  Management believes that this investigation will have no material adverse effect on the Company’s operations or the total tax credits to be received by the Company’s affiliates, but could result in charges against current or former employees of this affiliate based on prior audits, including Mr. Hoffman.

Parallel Action
On June 28, 2011, PLC filed an action in the High Court of England against Parallel Media LLC (“Parallel”) to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen.  On the same day Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen.  PLC is not a part of the Company.

On September 19, 2011, Parallel filed a new action against PLC and the Company in the Superior Court of California, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England.  A request for a preliminary injunction was denied by the Superior Court.

HMRC Investigation
On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of PLC in London.  Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

PLC’s participation in these transactions was limited to PLC’s predecessor’s transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available the provision of loans to fund a portion of those investments.  PLC received no tax benefits from the transactions, which were made on arms-length terms.  PLC believes that it is not a subject of the HMRC investigation.

In connection with the transactions, PLC did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions.  Prior to the closing of the transactions, the investors obtained and made available to PLC, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.  PLC remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of PLC to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies.  PLC is fully cooperating with the investigation.  PLC believes there is no basis for any claim of responsibility of any of its officers or employees.  Based on facts currently known by PLC, there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.